Exhibit 10.6

EXELA TECHNOLOGIES, INC.

EXECUTIVE OFFICER ANNUAL BONUS PLAN

SECTION 1:  ESTABLISHMENT AND PURPOSE

1.1    Purpose. Exela Technologies, Inc. (the “Company”) hereby establishes the Exela Technologies, Inc. Executive Officer Annual Bonus Plan (the "Plan"). The Plan is intended to (i) motivate and reward a greater degree of excellence and teamwork among the senior officers of the Company by providing incentive compensation award opportunities; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate, business unit and personal performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; and (iv) enhance the Company's ability to attract, retain and motivate the highest caliber senior officers.

1.2    Effective Date. This Plan shall become effective November 6, 2019 (the “Effective Date”) and shall continue in effect until terminated by the Board in accordance with Section 7.4.

SECTION 2:  DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    "Award" means any cash bonus granted under the terms of the Plan. An Award may be expressed as a percentage of an Executive Officer's Base Salary or a specific dollar amount, as determined by the Committee for each Participant for any Plan Year.

2.2    "Base Salary" means as to any Plan Year, 100% of the Participant's annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3    "Board" means the Company's Board of Directors.

2.4    "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5    "Committee" means the Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan. Each member of the Committee shall be an "independent" director, as defined under the listing standards of Nasdaq.

2.6    "Company" means Exela Technologies, Inc., a  Delaware corporation.

2.7    "Executive Officer" means any individual with the title of Chief Executive Officer, Chief Financial Officer, or President of the Company, and any other individual designated as an Executive Officer of the Company by the Board.

2.8    “Stock Plan” means the Exela Technologies Inc. 2018 Stock Incentive Plan, as amended from time to time.

2.9  "Maximum Award" means the maximum amount which may be paid to a Participant as a single Award for any Plan Year. The size of the Maximum Award is one hundred percent (100%) of a Participant’s salary for such Plan Year.

2.10    "Participant" means as to any Plan Year, an Executive Officer who has been selected by the Committee for participation in the Plan for that Plan Year.

2.11    “Payment Date” means, for any Award, the date selected by the Company for payment of the Award which date shall be in the calendar year immediately following the Plan Year to which the Award relates.

2.12"Performance Goals" means performance goals approved by the Committee with respect to any Potential Award.

2.13    "Plan Year" means the fiscal year of the Company beginning January 1, 2020, and each succeeding fiscal year of the Company.

2.14    "Potential Award" means an Award which is potentially payable to a Participant, the terms of which are approved by the Committee for a Plan Year. The terms of a Potential Award shall relate to that Plan Year and can be exclusively performance-based, with Performance Goals, or can involve a combination of performance-based criteria and individual performance assessments, as the Committee, in its sole discretion, may determine.

SECTION 3:  SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants. The Committee, in its sole discretion, taking into consideration the recommendation of Company management, shall select the Executive Officers who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an Executive Officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2    Determination of Performance Goals and Potential Awards. Company management shall prepare and recommend to the Committee the terms of the Potential Award and Performance Goals for each Participant for each Plan Year. For the avoidance of doubt, a member of Company management who is also eligible to participate in this Plan shall not make any recommendations regarding a Potential Award to himself or herself.  Following submission of the recommendation by Company management, the Committee, in its sole discretion, shall consider and approve the terms of the Potential Award for each Participant for the Plan Year, commencing on the first day of such Plan Year, and the Performance Goals applicable to all, or a portion of, the Potential Award. To the extent that all, or a portion, of the Participant's Potential Award is performance-based, such Potential Award shall be contingent upon the attainment of the Participant's Performance Goals. Each Participant's Performance Goals and Potential Award may be set forth in writing and presented to the Participant. The outcome of any Performance Goal must be substantially uncertain at the time it is established by the Committee.

3.3    Determination of Awards. After the end of each Plan Year, the Committee shall certify the extent to which the Performance Goals applicable to each Participant for that Plan Year were achieved or exceeded. For this purpose, approved minutes of a meeting of the Committee may be treated as certification. The Committee shall also determine if the criteria for any non-performance-based Potential Awards have been attained. If applicable Performance Goals and other criteria were attained, the Committee shall determine Awards payable to each Participant in accordance with the terms of their Potential Awards, subject to the terms and conditions of the Plan. Notwithstanding any contrary provision of the Plan or the terms of the Potential Award, the Committee, in its sole discretion, may adjust the Award payable to any Participant to an amount other than that which otherwise would be payable under the terms of the Potential Award.

SECTION 4:  EARNING AND PAYMENT OF AWARDS

4.1    Right to Award. In order to earn an Award under the Plan, a Participant must remain continuously employed by the Company through the Payment Date for such Award.  Except as otherwise provided herein, if a Participant ceases to be employed by the Company for any reason prior to the Payment Date for the Award, then the Participant shall not earn or be paid the Award.

4.2Death or Disability.  Notwithstanding the foregoing, in the event of a Participant’s death or termination by the Company due to Disability prior to the Payment Date for an Award,  the Participant shall be paid the approximate Award the Participant would have been paid had the Participant remained employed, provided that in no event shall the Award be paid later the March 15th of the calendar year following the calendar year in which the termination occurred.  “Disability” for purposes of this Plan means Disability as defined in the Stock Plan.

4.3Termination without Cause. Notwithstanding the foregoing, in the event of a Participant’s termination by the Company without Cause prior to the Payment Date for an Award,  subject to the Participant’s execution and non-revocation of a general release agreement in the form determined by the Company, the Participant shall be paid the approximate Award the Participant would have been paid had the Participant remained employed, pro-rated based on the number of days the Participant was employed by the Company during the Plan Year to which the Award relates as compared to the full number of days in such Plan Year, provided that in no event shall the Award be paid later the March 15th of the calendar year following the calendar year in which the termination occurred.  “Cause” for purposes of this Plan means Cause as defined in the Stock Plan.

4.4    Timing of Payment. Except as otherwise provided in Sections 4.2 and 4.3, payment of an Award, if earned, shall be made on the Payment Date for the Award.

4.4    Form of Payment. Each Award shall be paid in cash (or its equivalent) in a single lump sum or in a series of related payments.

SECTION 5:  ADMINISTRATION

5.1    Grant of Awards. The Committee shall determine (i) those Executive Officers eligible to be Participants, and (ii) the amount of each Award, subject to the provisions of the Plan. Awards granted under the Plan shall be evidenced to the extent, and in the manner, if any, prescribed by the Committee from time to time in accordance with the terms of the Plan. In making any determinations under the Plan, including certifications as to attainment of Performance Goals, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Executive Officer, and any other person with rights to any Award under the Plan, and no member of the Committee shall be subject to individual liability with respect to the Plan or any Awards thereunder.

5.2    Committee Authority. The Committee shall have sole authority to administer the Plan and, in connection therewith, it shall have full power to (i) construe and interpret the Plan, (ii) establish rules and regulations in connection with the administration of the Plan, and (iii) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

SECTION 6:  BENEFICIARY DESIGNATION

6.1    Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to receive, in the event of the death of the Participant, an Award. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to receive any Award, the Committee may determine to recognize only a right to receipt by the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

SECTION 7:  OTHER GOVERNING PROVISIONS

7.1    Transferability. Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right with respect to an Award may be exercised during the lifetime of the Participant receiving such Award only by such Participant or by his/her guardian or legal representative.

7.2    Reservation of Rights of Company. Neither the establishment of the Plan or any Potential Award, nor the granting of an Award, shall confer upon any Executive Officer any right to continue in the employ of the Company or any affiliate or interfere in any way with the right of the Company or any affiliate to terminate such employment at any time. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without Cause and without regard to the effect such termination might have upon the Participant's receipt of an Award under the Plan.

7.3    Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

7.4    Amendment and Termination of Plan. The Board may amend or terminate the Plan at any time and for any reason.

7.5    Construction of Plan. The place of administration of the Plan shall be in the State of Delaware and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware, without giving regard to the conflict of laws provisions thereof.

7.6    Unfunded Nature of Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

7.7    Successors. All obligations of the Company under the Plan with respect to any Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

7.8    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality of invalidity will not affect the remaining parts of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.9    Expenses of Plan. The expenses of administering the Plan will be borne by the Company.

7.10 Section 409A of the Code.  Although the Company does not guarantee the tax treatment of any payments under this Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from Section 409A of the Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. References to a Participant’s termination of employment will mean the Participant’s “separation from service” within the meaning of Section 409A of the Code. If the Company makes a good faith determination that a payment of an award (i) constitutes a deferral of compensation for purposes of Section 409A of the Code, (ii) is made to a Participant by reason of his or her separation from service and (iii) at the time such payment would otherwise be made to Participant is a “specified employee” (within the meaning of Section 409A of the Code, using the identification methodology selected by the Company from time to time), the payment will be delayed until the first day of the seventh month following the date of such separation from service.

7.11 Clawback Provisions.  If the Board, or an appropriate committee thereof, has determined that a Participant has engaged in any fraud, gross negligence, or intentional misconduct that has been detrimental to the Company, the Board or committee may take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence including, among other rights, and to the extent permitted by applicable law, causing the cancellation of Awards and requiring reimbursement of any bonus or incentive compensation paid to the Participant pursuant to this Plan.  In addition, the Board may dismiss the Participant, authorize legal action, or take such other action to enforce the Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.  The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the fraud, gross negligence or intentional misconduct is discovered.

7.12 Adjustments.  Notwithstanding anything to the contrary set forth in the Plan, the Committee, in its sole discretion, may increase, reduce or eliminate an Award payable to any Participant above or below that which otherwise would be payable under the terms of the Participant's Potential Award.    Notwithstanding any provision of this Plan to the contrary, the Committee may make equitable adjustments to the terms of the Plan to prevent any unintended impact from special or unusual events that might result in a windfall or material adverse change in any Potential Award payment under the Plan. Special or unusual events may include, without limitation, change of control, reorganization, combination with other entities, merger, consolidation, or other restructuring of the Company, other financial policy, changes in accounting principles, policies and practices, changes in tax rates or rules, natural disasters and changes in other applicable laws, rules or regulations. Such adjustment(s) may result in an increase or decrease in Potential Award value and will be determined in the sole discretion of the Committee.

As Approved November 6, 2019